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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
AMDL, Inc.

We consent to the incorporation by reference in this Prospectus, which is a part of the Registration Statement of AMDL, Inc. (the "Company") on Form S-3 of our report dated January 23, 2002, except for notes 7 and 13, which are as of March 11, 2002, on our audit of the financial statements of the Company as of December 31, 2001, and for each of the years in the two-year period then ended, which report is included in the Company's Annual Report on Form 10K-SB. We also consent to the use of our name as it appears under the caption "Experts."

                                                         CORBIN & WERTZ

Irvine, California
March 29, 2002